UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2022 (December 8, 2022)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

(770) 418-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	NWL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, 2022, the Board of Directors (the “Board”) of Newell Brands Inc. (the “Company”) appointed Mark J. Erceg as Chief Financial Officer of the Company, effective January 9, 2023 (the “Effective Date”). As of the Effective Date, Christopher H. Peterson, will serve as President of the Company. A copy of the Company’s news release dated December 12, 2022 is attached hereto as Exhibit 99.1 and incorporated by herein by reference.

Mr. Peterson, age 56, has served as the Chief Financial Officer of the Company since December 2018 and has served as President since May 2022. He served as President, Business Operations between February 2020 and May 2022 and as Interim Chief Executive Officer from June 28, 2019 until October 2, 2019.

Mr. Erceg, age 53, served as the Executive Vice President and Chief Financial Officer of Cerner Corporation (a health care information technology company) from February 2021 until July 2022. From October 2016 to January 2021, he served as Executive Vice President and Chief Financial Officer of Tiffany & Company (a manufacturer and retailer of luxury jewelry). Prior to that, Mr. Erceg served as Executive Vice President and Chief Financial Officer of Canadian Pacific Railway between May 2015 and September 2016 and as Executive Vice President and Chief Financial Officer of Masonite International (a global building products company) from June 2010 to May 2015. Previously, Mr. Erceg held several financial and business management positions at The Procter & Gamble Company (a global consumer products company) from 1992 to 2010.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Erceg and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Mr. Erceg and any other person pursuant to which Mr. Erceg was appointed as Chief Financial Officer of the Company. There are no transactions requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Erceg entered into an Offer Letter with the Company dated December 8, 2022 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Erceg will receive an annual base salary of $800,000 per year and participate in the following compensation programs:

(i) the Company’s Management Cash Bonus Plan (the “Bonus Plan”) with a target payout equal to 120% of his annual base salary. The amount awarded under the Bonus Plan will range between 0% and 200% of the target payout, based on the extent to which applicable performance criteria are met;

(ii) the Company’s Long Term Incentive Plan (the “LTIP”) pursuant to which the Company makes awards of restricted stock units (“RSUs”) and stock options to executive officers on an annual basis. The target value of Mr. Erceg’s annual LTIP award will be approximately $3.6 million, or 450% of his annual base salary, although actual grants may vary from target based on Company performance and/or changes in the relevant market for compensation. The number of restricted stock units to be awarded to Mr. Erceg in February 2023, under the 2023 LTIP, will be based on the closing price of the Company’s stock on the date of grant;

(iii) the Company’s Supplemental Employee Savings Plan and other benefit plans provided to Company employees generally, including the Company’s Employee Savings Plan;

(iv) the Company’s Executive Severance Plan;

(v) the Company’s Flexible Perquisites Program, with a perquisite allowance of $21,638 per year; and

(vi) the Company’s Executive Relocation Program, with a 100% payback obligation if he leaves the company within one year of his relocation date and a 50% payback obligation if he leaves the Company within two years of his relocation date.

In addition to his LTIP award, on the Effective Date or as soon thereafter as is reasonably practicable, Mr. Erceg will receive a one-time sign-on award of stock options, with a value of $1.0 million (the “Employment Transition Award”). For purposes of the Employment Transition Award, the deemed value of an option to purchase one share of Company stock shall equal 20% of the Company’s closing stock price on the grant date. The stock options will cliff vest on the fifth anniversary of the grant date, subject to Mr. Erceg’s continuous employment with the Company.

There were no changes made to Mr. Peterson’s compensation.

The summary of Mr. Erceg’s compensation above is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Newell Brands Inc. dated December 12, 2022

10.1	Offer Letter dated December 8, 2022 between Newell Brands Inc. and Marc Erceg

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: December 12, 2022	By:	/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary